Exhibit 4.9

EXECUTION VERSION

DEPOSIT AGREEMENT

(Class AA)

Dated as of November 28, 2017

between

WILMINGTON TRUST COMPANY,

as Escrow Agent

and

CITIBANK, N.A.,

as Depositary

Deposit Agreement (Class AA) (Spirit 2017-1 EETC)

i	Deposit Agreement (Class AA) (Spirit 2017-1 EETC)

SECTION 16.	Miscellaneous	10

SECTION 17.	Limitation on Damages	12

SECTION 18.	Tax Matters	13

SECTION 19.	Security Procedures	13

Schedule I	Schedule of Deposits

Exhibit A	Form of Notice of Purchase Withdrawal
Exhibit B	Form of Notice of Final Withdrawal
Exhibit C	Form of Notice of Replacement Withdrawal
Exhibit D	Form of Notice of Event of Loss Withdrawal

ii	Deposit Agreement (Class AA) (Spirit 2017-1 EETC)

ANY DEPOSIT HEREUNDER IS NOT INSURED

BY THE FEDERAL DEPOSIT INSURANCE CORPORATION

DEPOSIT AGREEMENT

(Class AA)

This DEPOSIT AGREEMENT (Class AA), dated as of November 28, 2017 (as amended, modified or supplemented from time to time, this “Agreement”), is made by and between WILMINGTON TRUST COMPANY, a Delaware trust company, as Escrow Agent under the Escrow and Paying Agent Agreement referred to below (in such capacity, together with its successors in such capacity, the “Escrow Agent”), and CITIBANK, N.A., as depositary bank (the “Depositary”).

W I T N E S S E T H:

WHEREAS, Spirit Airlines, Inc. (“Spirit”) and Wilmington Trust, National Association, not in its individual capacity except as otherwise expressly provided therein, but solely as trustee (in such capacity, together with its successors in such capacity, the “Pass Through Trustee”), have entered into a Trust Supplement No. 2017-1AA, dated as of November 28, 2017 (the “Trust Supplement”), to the Pass Through Trust Agreement, dated as of August 11, 2015 (together, as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Pass Through Trust Agreement”), relating to Spirit Airlines Pass Through Trust 2017-1AA pursuant to which the Spirit Airlines Pass Through Trust, Series 2017-1AA Certificates referred to therein (the “Certificates”) are being issued (the date of such issuance, the “Issuance Date”);

WHEREAS, Spirit has entered into an Underwriting Agreement, dated November 13, 2017, with Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and Barclays Capital Inc., as underwriters (collectively, the “Underwriters” and together with their respective transferees and assigns as registered owners, and any future registered owners from time to time, of the Certificates, the “Investors”), pursuant to which the Pass Through Trustee will issue and sell the Certificates to the Underwriters;

WHEREAS, Spirit, the Pass Through Trustee and certain other persons concurrently herewith are entering into the Note Purchase Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Note Purchase Agreement”), pursuant to which the Pass Through Trustee has agreed to acquire from time to time on or prior to the Delivery Period Termination Date (as defined in the Note Purchase Agreement) equipment notes (the “Equipment Notes”) issued to finance the acquisition of the aircraft listed in Schedule I hereto (each, an “Aircraft” and, collectively, the “Aircraft” and, the first eight such Aircraft scheduled for delivery between December 2017 and March 2018, each an “Early Delivery Aircraft” and, collectively, the “Early Delivery Aircraft”) by Spirit, as owner, utilizing the proceeds from the sale of the Certificates (the “Net Proceeds”);

WHEREAS, the Escrow Agent, the Underwriters, the Pass Through Trustee and Wilmington Trust, National Association, as paying agent for the Escrow Agent (in such capacity, together with its successors in such capacity, the “Paying Agent”), concurrently herewith are entering into the Escrow and Paying Agent Agreement (Class AA), dated as of the date hereof

Deposit Agreement (Class AA) (Spirit 2017-1 EETC)

(as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Escrow and Paying Agent Agreement”);

WHEREAS, the Underwriters and the Pass Through Trustee intend that the Net Proceeds be held in escrow by the Escrow Agent on behalf of the Investors pursuant to the Escrow and Paying Agent Agreement, subject to withdrawal upon request of and proper certification by the Pass Through Trustee for the purpose of purchasing Equipment Notes, and that, pending such withdrawal, the Net Proceeds be deposited by the Escrow Agent with the Depositary pursuant to this Agreement;

WHEREAS, this Agreement provides, inter alia, for (i) the establishment of the Accounts (as defined below) at the Depositary; (ii) identification of such accounts as “fiduciary accounts” (as defined in 12 CFR 9.2(d)) pursuant to this Agreement; (iii) the deposit to the respective Accounts of the Deposits (as defined below); (iv) the Depositary to pay interest for distribution to the Investors pursuant to the terms and conditions hereof; and (v) the withdrawal of funds from the respective Accounts at the direction of the Escrow Agent upon request of and proper certification by the Pass Through Trustee; and

WHEREAS, the Escrow Agent wishes to appoint Citibank, N.A. as Depositary pursuant to this Agreement and Citibank, N.A. is willing to accept such appointment upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Appointment and Acceptance of Depositary; Establishment of Accounts.

Section 1.1. Appointment and Acceptance of Depositary. The Escrow Agent hereby appoints the Depositary, effective as of the date hereof, to have all rights, powers and duties set forth herein on the part of the Depositary. The Depositary hereby agrees to act as depositary bank as provided herein and in connection therewith to accept all amounts to be delivered to or held by the Depositary pursuant to the terms of this Agreement. The Depositary further agrees to hold, maintain and safeguard the Deposits and the Accounts during the term of this Agreement in accordance with the provisions of this Agreement. The Escrow Agent shall not have any right to withdraw, assign or otherwise transfer moneys held in the Accounts except as permitted by this Agreement.

Section 1.2. Establishment of Accounts. The Escrow Agent hereby instructs the Depositary, and the Depositary agrees, to establish the separate deposit accounts in respect of each of the Aircraft listed on Schedule I hereto and to establish such additional separate deposit accounts as may be required in connection with the deposits contemplated by Section 2.4 hereof (each, an “Account” and collectively, the “Accounts”), each in the name of the Escrow Agent and all on the terms and conditions set forth in this Agreement. The Depositary shall establish and maintain all Accounts at the office of the Depositary located at 480 Washington Blvd, 18th

2	Deposit Agreement (Class AA) (Spirit 2017-1 EETC)

Floor, Jersey City, NJ 07310, or at such address within the United States as the Depositary may designate from time to time by written notice to the Escrow Agent, the Pass Through Trustee and Spirit.

Section 1.3. Fiduciary Accounts. The Depositary agrees that all Accounts created pursuant to this Agreement shall be identified, at all times, as being held in a fiduciary account (as defined in 12 CFR 9.2(d)) pursuant to this Agreement, and as such, amounts held in the Accounts from time to time shall be segregated, at all times, from all other cash and property held by the Depositary. Segregation will be accomplished by the Depositary by appropriate identification of the Accounts on the books and records of the Depositary’s Agency & Trust Department.

SECTION 2. Deposit Mechanics.

Section 2.1. Deposits. The Escrow Agent shall direct the Underwriters to deposit with the Depositary on the date of this Agreement (the “Deposit Date”) in Federal (same day) funds by wire transfer to: CITIBANK, N.A., ABA: [                ]; Account Name: Escrow Concentration Account; A/C#.: [                ]: Reference: Spirit 2017-1AA INITIAL DEPOSIT ACCOUNT, and the Depositary shall accept from the Underwriters, on behalf of the Escrow Agent, the sum of US$247,099,000. Upon acceptance of such sum, the Depositary shall (i) establish each of the deposits specified in Schedule I hereto maturing in accordance with this Agreement and (ii) credit each such deposit to the related Account as set forth herein. Each deposit described in the preceding sentence and each re-deposit described in the next succeeding sentence is referred to individually as a “Deposit” and such deposits and re-deposits are referred to collectively as the “Deposits.” Upon receipt of any re-deposit pursuant to Section 2.4 hereof, the Depositary shall establish a separate Account for each re-deposit maturing in accordance with this Agreement. No amount shall be deposited in any Account other than the related Deposit, in the case of the amounts and Accounts specified in Schedule I, or the applicable re-deposit, in the case of Accounts established pursuant to the preceding sentence.

Section 2.2. Interest. Each Deposit shall bear interest on the unwithdrawn amount thereof from and including the date of deposit to but excluding the date of withdrawal (it being understood that the date of withdrawal in the case of any payment by the Depositary of the amount of the Final Withdrawal (as defined below) on the Outside Termination Date (as defined below) shall be deemed to be the date of such payment) at the rate of 3.375% per annum (computed on the basis of a 360-day year of twelve 30-day months) payable to the Paying Agent on behalf of the Escrow Agent in arrears on each Interest Payment Date (as defined below), on the date of any Final Withdrawal, on the date of any Replacement Withdrawal (as defined below) or on the date of any Event of Loss Withdrawal (as defined below), as applicable, all in accordance with the terms of this Agreement. As used in this Agreement, the term “Interest Payment Date”, with respect to each Deposit that, as of any date of determination, has not been withdrawn pursuant to a Final Withdrawal, a Replacement Withdrawal or an Event of Loss Withdrawal shall mean each of February 15 and August 15 commencing on August 15, 2018 and ending on the earlier of the February 15 and August 15 immediately following the date on which such Deposit is withdrawn pursuant to a Notice of Purchase Withdrawal (as defined below);

3	Deposit Agreement (Class AA) (Spirit 2017-1 EETC)

provided that interest accrued on any Deposit that is withdrawn pursuant to a Notice of Purchase Withdrawal shall be paid on the next Interest Payment Date following the related Purchase Withdrawal, notwithstanding any intervening Final Withdrawal or Event of Loss Withdrawal or Amortization Withdrawal with respect to any other Deposit and notwithstanding the fact that the relevant Account may have been closed before such Interest Payment Date, but, if any intervening Replacement Withdrawal occurs before such next Interest Payment Date, such accrued interest shall, instead, be paid on the date of such Replacement Withdrawal. For the avoidance of doubt, no interest shall accrue on any Deposit from the date of withdrawal pursuant to a Notice of Purchase Withdrawal until the next Interest Payment Date or, if earlier, the date of a Replacement Withdrawal. All interest paid pursuant to this Agreement shall be non-compounding.

Section 2.3. Withdrawals.

(a) Purchase Withdrawal. The Escrow Agent may, by providing at least three Business Day’s prior notice of withdrawal to the Depositary (or such shorter period as agreed by the Depositary) in the form of Exhibit A hereto (a “Notice of Purchase Withdrawal”), withdraw the entire balance of any Deposit (but not any accrued and unpaid interest thereon) (with respect to any Deposit, such withdrawal, the “Purchase Withdrawal”), except that at any time prior to the actual withdrawal of such Deposit, the Escrow Agent or the Pass Through Trustee may, by notice to the Depositary, which notice has been actually received by the Depositary prior to such actual withdrawal, cancel such withdrawal (including on the scheduled date therefor), and thereafter such Deposit shall continue to be maintained by the Depositary in accordance with the original terms thereof. Following the Purchase Withdrawal of any Deposit, the balance in the related Account shall be reduced to zero and the Depositary shall close such Account. As used in this Agreement, “Business Day” shall mean any day, other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York, New York, Miramar, Florida, or Wilmington, Delaware.

(b) Final Withdrawal; Replacement Withdrawal; Event of Loss Withdrawal; Amortization Withdrawal.

(i) The Escrow Agent may, by providing at least 15 days’ prior notice of withdrawal to the Depositary in the form of Exhibit B hereto (a “Notice of Final Withdrawal”), withdraw (x) the entire amount of all of the remaining Deposits together with (y) all accrued and unpaid interest on such Deposits (excluding the accrued and unpaid interest on each Deposit previously withdrawn pursuant to a Notice of Purchase Withdrawal) to but excluding the specified date of such withdrawal (such withdrawal of the amounts set forth in the immediately preceding clauses (x) and (y), the “Final Withdrawal”), on such date as shall be specified in such Notice of Final Withdrawal. If a Notice of Final Withdrawal has not been given to the Depositary on or before the Outside Termination Date (as defined below) and there are unwithdrawn Deposits on such date, the Depositary shall pay the amount of the Final Withdrawal to the Paying Agent on the Outside Termination Date. Following the Final Withdrawal of any Deposit, the balance in the related Account shall be reduced to zero and the

4	Deposit Agreement (Class AA) (Spirit 2017-1 EETC)

Depositary shall close such Account. As used in this Agreement, the term “Outside Termination Date” shall mean January 31, 2019.

(ii) The Escrow Agent may, by providing at least five Business Days’ prior notice of withdrawal to the Depositary in the form of Exhibit C hereto (a “Notice of Replacement Withdrawal”), withdraw (x) with respect to all Deposits then held by the Depositary, (1) the entire amount of such Deposits together with (2) all accrued and unpaid interest on such Deposits to but excluding the specified date of such Replacement Withdrawal (as defined below) and (y) with respect to all Deposits, if any, previously withdrawn pursuant to a Notice of Purchase Withdrawal, all accrued and unpaid interest on such Deposits to but excluding the date of the applicable Purchase Withdrawal (such withdrawal of the amounts set forth in the immediately preceding clauses (x) and (y), the “Replacement Withdrawal”), on such date as shall be specified in such Notice of Replacement Withdrawal.

(iii) The Escrow Agent may, by providing at least 15 days’ prior notice of withdrawal to the Depositary in the form of Exhibit D hereto (a “Notice of Event of Loss Withdrawal”) in respect of a Deposit, withdraw (x) the entire balance of such Deposit together with (y) all accrued and unpaid interest on such Deposit to but excluding the specified date of such withdrawal (with respect to any Deposit, such withdrawal of the amounts set forth in the immediately preceding clauses (x) and (y), the “Event of Loss Withdrawal”), on such date as shall be specified in such Notice of Event of Loss Withdrawal. Following such Event of Loss Withdrawal, the balance in the related Account shall be reduced to zero and the Depositary shall close such Account.

(iv) With respect to any Early Delivery Aircraft, if a Notice of Purchase Withdrawal for such Early Delivery Aircraft has not been delivered by the Escrow Agent or, if such Notice has been delivered but the financing for such Early Delivery Aircraft in accordance with the Note Purchase Agreement has not occurred, in each case, before August 15, 2018, the Depositary shall release from the Account for such Early Delivery Aircraft an amount of Deposits equal to the principal amortization installment scheduled for payment on August 15, 2018 for such Early Delivery Aircraft as set forth in Schedule I hereto (such withdrawal of such amount for such Early Delivery Aircraft, the “Amortization Withdrawal”), and the Depositary shall pay the amount of Amortization Withdrawal for such Early Delivery Aircraft to the Paying Agent on August 15, 2018. Following such Amortization Withdrawal, the balance of the Deposits in the Account for such Early Delivery Aircraft shall continue to be maintained by the Depositary in accordance with the original terms thereof and may be withdrawn in accordance with a Notice of Purchase Withdrawal, Final Withdrawal or Replacement Withdrawal, as the case may be.

(c) Compliance with Withdrawal Notices. If the Depositary receives a duly completed Notice of Purchase Withdrawal, Notice of Final Withdrawal, Notice of Replacement Withdrawal or Notice of Event of Loss Withdrawal (each, a “Withdrawal Notice”) complying with the provisions of this Agreement, it shall make the payments specified therein in accordance with the provisions of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Depositary be required, pursuant to any Withdrawal Notice

5	Deposit Agreement (Class AA) (Spirit 2017-1 EETC)

or otherwise, to make payments hereunder on or in respect of any Deposit in excess of the amount of such Deposit together with accrued interest thereon as provided in this Agreement.

Section 2.4. Other Accounts. On the date of Purchase Withdrawal of any Deposit, the Escrow Agent, or the Pass Through Trustee on behalf of the Escrow Agent, shall re-deposit with the Depositary any portion thereof not used to acquire Equipment Notes and the Depositary shall accept the same for deposit hereunder. Any sums so received for deposit shall be established as a new Deposit and credited to a new Account, all as more fully provided in Section 2.1 hereof, and thereafter the provisions of this Agreement shall apply thereto as fully and with the same force and effect as if such Deposit had been established on the Deposit Date.

SECTION 3. Termination. This Agreement shall terminate on the fifth Business Day after the later of the date on which (i) all of the Deposits shall have been withdrawn and paid as provided herein without any re-deposit and (ii) all accrued and unpaid interest on the Deposits shall have been paid as provided herein, but in no event prior to the date on which the Depositary shall have performed in full its obligations hereunder.

SECTION 4. Payments. All payments made by the Depositary hereunder shall be paid in United States Dollars and immediately available funds by wire transfer (i) in the cases of (v) accrued and unpaid interest on the Deposits payable under Section 2.2 hereof, (w) any Final Withdrawal, (x) any Event of Loss Withdrawal, (y) Amortization Withdrawal or (z) accrued and unpaid interest on all Deposits, if any, previously withdrawn pursuant to a Notice of Purchase Withdrawal, which interest is payable pursuant to a Notice of Replacement Withdrawal, directly to the Paying Agent at Wilmington Trust, National Association, Wilmington, Delaware, ABA # [                ], Corporate Trust, Account No. [                ], Reference: Spirit Airlines 2017-1AA EETC, Attn: Jacqueline Solone, or to such other account as the Paying Agent may direct from time to time in writing to the Depositary and the Escrow Agent, (ii) in the case of any withdrawal of one or more Deposits pursuant to a Notice of Purchase Withdrawal, directly to or as directed by the Escrow Agent as specified and in the manner provided in such Notice of Purchase Withdrawal, and (iii) in the case of any withdrawal of one or more Deposits then held by the Depositary together with accrued and unpaid interest on such Deposits pursuant to a Notice of Replacement Withdrawal, as directed by the Escrow Agent as specified and in the manner provided in such Notice of Replacement Withdrawal. The Depositary hereby waives any and all rights of set-off, combination of accounts, right of retention or similar right (whether arising under applicable law, contract or otherwise) it may have against the Deposits howsoever arising. To the extent permitted by applicable law, all payments on or in respect of each Deposit shall be made free and clear of and without reduction for or on account of any and all taxes, levies or other impositions or charges (collectively, “Taxes”). However, if the Depositary shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder, the Depositary shall (i) make such deduction or withholding and (ii) pay the full amount deducted or withheld (including in respect of additional amounts described below) to the competent taxation authority. If any Taxes imposed by the nation or jurisdiction under which the Depositary is formed or organized (other than the United States), or any political subdivision thereof (other than pursuant to FATCA), are required to be deducted or withheld by the Depositary or the Paying Agent (pursuant to Section 2.04 of the Escrow and Paying Agent

6	Deposit Agreement (Class AA) (Spirit 2017-1 EETC)

Agreement) in respect of any sum payable hereunder, the Depositary shall pay such additional amounts as may be necessary in order that the actual amount received by the designated recipient of such sum under this Agreement or the Escrow and Paying Agent Agreement after such deduction or withholding equals the sum it would have received had no such deduction or withholding been required. If the date on which any payment due on any Deposit would otherwise fall on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and no additional interest shall accrue in respect of such extension. For purposes of this Section 4, “FATCA” means Section 1471 through 1474 of the Internal Revenue Code of 1986 (as amended, the “Code”), any current or future regulations or official interpretations thereof or thereunder, any agreements entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreements entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

SECTION 5. Representation and Warranties. The Depositary hereby represents and warrants to Spirit, the Escrow Agent, the Pass Through Trustee and the Paying Agent that:

(a) it is a national banking association duly organized and validly existing in good standing under the laws of the United States and is duly licensed to conduct banking and trust business in the State of New York;

(b) it has full power, authority and legal right to conduct its business and operations as currently conducted and to enter into and perform its obligations under this Agreement;

(c) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action on the part of it and do not require any stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligations of it, and this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligations enforceable against it in accordance with the terms hereof;

(d) no authorization, consent or approval of or other action by, and no notice to or filing with any United States federal or state governmental authority or regulatory body is required for the execution, delivery or performance by it of this Agreement;

(e) neither the execution, delivery or performance by it of this Agreement, nor compliance with the terms and provisions hereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under, any law, governmental rule or regulation or the charter documents, as amended, or bylaws, as amended, of it or any similar instrument binding on it or any order, writ, injunction or decree of any court or governmental authority against it or by which it or any of its properties is bound or of any indenture, mortgage or contract or other material agreement or instrument to which it is a party or by which it or any of its properties is bound, or constitutes or will constitute a

7	Deposit Agreement (Class AA) (Spirit 2017-1 EETC)

default thereunder or results or will result in the imposition of any lien upon any of its properties; and

(f) there are no pending or, to its knowledge, threatened actions, suits, investigations or proceedings (whether or not purportedly on behalf of it) against or affecting it or any of its property before or by any court or administrative agency which, if adversely determined, (i) would adversely affect the ability of it to perform its obligations under this Agreement or (ii) would call into question or challenge the validity of this Agreement or the enforceability hereof in accordance with the terms hereof, nor is the Depositary in default with respect to any order of any court, governmental authority, arbitration board or administrative agency so as to adversely affect its ability to perform its obligations under this Agreement.

SECTION 6. Transfer. Neither party hereto shall be entitled to assign or otherwise transfer this Agreement (or any interest herein) other than (i) in the case of the Escrow Agent, to a successor escrow agent under, and in accordance with, the Escrow and Paying Agent Agreement, and (ii) in the case of the Depositary, to a bank (as defined in the Securities Act of 1933, as amended from time to time, for purposes of Section 3(a)(2) thereof) into which the Depositary shall merge or with which the Depositary shall be consolidated. Any purported assignment in violation of the immediately preceding sentence shall be void; provided that the Depositary may be replaced pursuant and subject to Section 5 of the Note Purchase Agreement. This Agreement shall be binding upon the parties hereto and their respective successors and (in the case of the Escrow Agent) permitted assigns. The Depositary agrees to cause any bank into which the Depositary shall merge or with which the Depositary shall be consolidated to deliver to the Escrow Agent an agreement containing the express assumption by such successor bank as of the effective date of such merger or consolidation, as applicable, of the due and punctual performance and observance of each covenant and condition of this Agreement unless such assumption shall be effective as a matter of law even in the absence of such agreement.

SECTION 7. Amendment, Etc. This Agreement may not be amended, waived or otherwise modified except by an instrument in writing signed by the party against whom the amendment, waiver or other modification is sought to be enforced and signed by the Pass Through Trustee.

SECTION 8. Notices. Unless otherwise expressly provided herein, any notice or other communication under this Agreement shall be in English and in writing, and given by United States registered or certified mail, return receipt requested, overnight courier service or facsimile or electronic mail, and any such notice shall be effective when received (or, if delivered by facsimile, upon completion of transmission and confirmation by the sender (by a telephone call to a representative of the recipient or by machine confirmation) that such transmission was received). All notices shall be sent to (x) in the case of the Depositary, Citibank, NA – Agency & Trust, 480 Washington Blvd., 18th Floor, Jersey City, NJ 07310, Attention: Marion O’Connor (Telephone: (201) 763-3055; Telecopier: (201) 254-3965, E-mail: marion.oconnor@citi.com; cts.spag@citi.com) or (y) in the case of the Escrow Agent, Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890-1605,

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Reference: Spirit Airlines 2017-1AA EETC, Attention: Corporate Trust Department Administration – Jacqueline Solone (Telephone: (302) 636-6387; Telecopier: (302) 636-4140), in each case, with a copy to the Pass Through Trustee, Wilmington Trust, National Association, 1100 North Market Street, Wilmington, Delaware 19890-1605, Reference: Spirit Airlines 2017-1AA EETC, Attention: Corporate Trust Department Administration – Jacqueline Solone (Telephone: (302) 636-6387; Telecopier: (302) 636-4140) and to Spirit, Spirit Airlines, Inc., 2800 Executive Way, Miramar, Florida, 33025, Attention: Legal Department and Treasury Department (Telephone: (954) 447-7914 (Legal), Telecopier: (954) 447-7854) (or at such other address as any such party may specify from time to time in a written notice to the parties hereto). On or prior to the execution of this Agreement, the Escrow Agent has delivered to the Depositary a certificate containing specimen signatures of the representatives of the Escrow Agent who are authorized to give notices and instructions with respect to this Agreement. The Depositary may conclusively rely on such certificate until the Depositary receives written notice from the Escrow Agent to the contrary as provided in Section 19 hereof.

SECTION 9. Obligations Unconditional. Notwithstanding anything to the contrary contained herein, the Depositary hereby acknowledges and agrees that its obligation to repay each Deposit together with interest thereon as provided herein is absolute, irrevocable and unconditional and constitutes a full recourse obligation of the Depositary enforceable against it to the full extent of all of its assets and properties.

SECTION 10. Entire Agreement. This Agreement (including all attachments hereto) sets forth all of the promises, covenants, agreements, conditions and understandings between the Depositary and the Escrow Agent with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings, inducements or conditions, express or implied, oral or written.

SECTION 11. Governing Law. This Agreement, and the rights and obligations of the Depositary and the Escrow Agent with respect to the Deposits, shall be governed by, and construed in accordance with, the law of the State of New York and subject to the provisions of Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

SECTION 12. Submission to Jurisdiction in New York. Each of the parties hereto, to the extent it may do so under applicable law, hereby (a) irrevocably submits itself to the non-exclusive jurisdiction of the courts of the State of New York sitting in the City of New York and to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, the subject matter hereof or any of the transactions contemplated hereby brought by any party or parties hereto, or their successors or permitted assigns, (b) waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof or any of the transactions contemplated hereby may not be enforced in or by such courts, (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by

9	Deposit Agreement (Class AA) (Spirit 2017-1 EETC)

registered or certified mail (or any substantially similar form of mail), postage prepaid, to each party hereto at its address set forth in Section 8 hereof, or at such other address of which the other parties shall have been notified pursuant thereto, and (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

SECTION 13. Waiver of Jury Trial Right. EACH OF THE DEPOSITARY AND THE ESCROW AGENT ACKNOWLEDGES AND ACCEPTS THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT SUCH PARTY IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY.

SECTION 14. Counterparts. This Agreement may be executed in any number of counterparts (and each party shall not be required to execute the same counterpart). Each counterpart of this Agreement including a signature page or pages executed by each of the parties hereto shall be an original counterpart of this Agreement, but all of such counterparts together constitute one instrument. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

SECTION 15. Rights of Receiptholders. The Depositary acknowledges that, if the Depositary shall fail to pay when due hereunder any interest on the Deposits or to pay when due hereunder any Final Withdrawal, any Replacement Withdrawal, any Event of Loss Withdrawal or any Amortization Withdrawal, each Receiptholder (as defined below) shall have the right (individually and without the need for any other action of any person, including the Escrow Agent or any other Receiptholder) (i) to proceed directly against the Depositary by making a demand to the Depositary for the portion of such payment that would have been distributed to such Receiptholder pursuant to the Escrow and Payment Agent Agreement or by bringing suit to enforce payment of such portion and (ii) to enforce any other rights that the Escrow Agent may have in respect of amounts due from the Depositary under this Agreement that would have been distributed to such Receiptholder pursuant to the Escrow and Paying Agent Agreement, and that any such claim shall not be subject to defenses that the Depositary may have against the Escrow Agent. As used in this Agreement, the term “Receiptholder” shall have the meaning assigned to such term in the Escrow and Paying Agent Agreement.

SECTION 16. Miscellaneous. (a) The Depositary shall have only those duties as are specifically and expressly provided herein with respect to it and no other duties shall be implied. The Depositary shall have no duty to solicit any payments, including, without limitation, the Deposits.

(b) The Depositary shall be entitled to rely upon any instruction, notice, request or other instrument delivered to it hereunder by the Escrow Agent or the Pass Through Trustee without being required to determine the authenticity or validity thereof, or the truth or accuracy of any information stated therein. The Depositary may act in reliance upon any signature believed by it to be genuine and may assume that any person purporting to make any

10	Deposit Agreement (Class AA) (Spirit 2017-1 EETC)

statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(c) The Depositary (which term as used in this sentence shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees and agents); (i) shall have no duties or responsibilities under this Agreement except those expressly set forth in this Agreement; (ii) shall not be responsible for any recitals, statements, representations or warranties of any person other than itself contained in this Agreement or for the failure by the Escrow Agent or any other person or entity (other than the Depositary) to perform any of its obligations hereunder (whether or not the Depositary shall have any knowledge thereof); (iii) may consult with legal counsel or accountants in connection with its duties hereunder and shall be fully protected if any action taken, suffered, omitted to be taken or permitted by it in good faith is in accordance with the advice of counsel and accountants selected by it with due care; and (iv) shall not be responsible for any action taken, suffered or omitted to be taken by it hereunder or provided for herein or in connection herewith, except for its own willful misconduct or gross negligence (or simple negligence in connection with the handling of funds, in each case, as finally adjudicated in a court of competent jurisdiction). In the event of any conflict or inconsistency between any provision in this Agreement and a provision in any other document with respect to the subject matter of this Agreement, the provisions of this Agreement shall control.

(d) If any portion of the Deposit is at any time attached, garnished or levied upon under any court order, or enjoined or stayed by any court order, or in case of any order, judgment or decree shall be made or entered by any court affecting the Deposits or any part thereof, then and in any such event, the Depositary is authorized to rely upon and comply with any such order, writ, judgment or decree which it is advised in writing by external legal counsel of national reputation is binding upon it without the need for appeal or other action; and if the Depositary complies with such order, writ, judgment or decree, it shall not be liable to the Escrow Agent or any Receiptholder commencing action pursuant to Section 15 even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated so long as such order, writ, judgment or decree was not made, issued or entered for any reason that a final adjudication of a court of competent jurisdiction determines was based on the Depositary’s willful misconduct or gross negligence (or simple negligence in connection with the handling of funds).

(e) The Escrow Agent (which term as used in this sentence shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees and agents); (i) shall have no duties or responsibilities under this Agreement except those expressly set forth in this Agreement; (ii) shall not be responsible to the Depositary for any recitals, statements, representations or warranties of any person other than itself contained in this Agreement or the Escrow and Paying Agent Agreement or for the failure by the Depositary or any other person or entity (other than the Escrow Agent) to perform any of its obligations hereunder (whether or not the Escrow Agent shall have any knowledge thereof); (iii) may consult with legal counsel in connection with its duties hereunder and under the Escrow and Paying Agent Agreement and shall be fully protected if any action taken, suffered or permitted by it in good faith is in

11	Deposit Agreement (Class AA) (Spirit 2017-1 EETC)

accordance with the advice of counsel selected by it with due care; and (iv) shall not be responsible for any action taken or omitted to be taken by it hereunder or provided for herein or in connection herewith, except for its own willful misconduct or gross negligence (or simple negligence in connection with the handling of funds).

(f) (i) Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Depositary to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Escrow Agent acknowledges that Section 326 of the USA PATRIOT Act and the Depositary’s identity verification procedures require the Depositary to obtain information which may be used to confirm the Escrow Agent’s identity including without limitation name, address and organizational documents (“identifying information”). The Escrow Agent agrees to provide the Depositary with and consent to the Depositary obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Depositary.

    (ii) The Depositary agrees that, upon the reasonable request of the Escrow Agent, it will provide to the Escrow Agent such information and documents as the Escrow Agent may require (x) to satisfy applicable anti-money laundering laws and regulations, including the USA PATRIOT Act, the regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), and other applicable U.S. anti-money laundering laws and regulations (collectively, the “anti-money laundering/OFAC laws”), or (y) to meet the requirements of the Escrow Agent’s internal know your customer policies and procedures adopted in accordance with the anti-money laundering/OFAC laws.

(g) To the extent that the Depositary or any of its properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, and whether under the United States Foreign Sovereign Immunities Act of 1976 (or any successor legislation) or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon this Agreement, including, without limitation, immunity from suit or service of process, immunity from jurisdiction or judgment of any court or tribunal or execution of a judgment, or immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Depositary hereby irrevocably and expressly waives any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere.

(h) If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then, to the extent permitted by applicable law, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

SECTION 17. Limitation on Damages. In no event shall the Depositary be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind

12	Deposit Agreement (Class AA) (Spirit 2017-1 EETC)

whatsoever (including, but not limited to, loss of profit, whether or not foreseeable) suffered by the Escrow Agent or any of the Receiptholders in connection with this Agreement or the transactions contemplated or any relationships established by this Agreement irrespective of whether the Depositary has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 18. Tax Matters

(a) The Escrow Agent has provided the Depositary with its fully executed U.S. Internal Revenue Service (“IRS”) Form W-9, showing a complete exemption from U.S. federal withholding tax and backup withholding, together with any other documentation and information reasonably requested by the Depositary and required to satisfy its tax reporting obligations to the IRS. The Escrow Agent represents that its correct TIN assigned by the IRS, or any other taxing authority, is set forth in the delivered form. Any U.S. federal, state or local income or franchise tax returns required to be filed with respect to the Deposits or any income earned by the Deposits will, to the greatest extent permitted by applicable law, be prepared and filed by the Escrow Agent with the IRS and any other taxing authority as required by law.

(b) The Escrow Agent acknowledges and agrees that the Depositary shall have no responsibility for the preparation and/or filing of any U.S. federal, state or local income, franchise or other tax return with respect to the Deposits or any income earned by the Deposits other than any such responsibility that cannot be assigned to, or assumed by the Escrow Agent under applicable law.

(c) The rights and obligations of the Depositary and the Escrow Agent under this Section 18 shall survive the termination of this Agreement or the resignation or removal of the Depositary or the Escrow Agent, as the case may be.

SECTION 19. Security Procedures. With respect to all funds transfer instructions that are given by the Escrow Agent pursuant to this Agreement (other than those given in writing at the time of execution of this Agreement), whether in writing, by electronic mail with a scanned attachment thereto, by facsimile or otherwise, the Depositary is authorized to seek confirmation of such instructions by telephone call-back to the person or persons listed in the certificate of the Escrow Agent described in Section 8 hereof, and the Depositary may rely upon the confirmation of anyone purporting to be the person or persons so designated. Each funds transfer instruction shall be executed by an authorized signatory, a list of such authorized signatories is set forth on the certificate of the Escrow Agent described in Section 8 hereof. The persons listed on such certificate have been duly appointed to act as authorized signatories of the Escrow Agent hereunder and individually have full power and authority to execute and deliver any notices or instructions, to amend, modify or waive any provisions of this Agreement, and to take any and all other actions permitted under this Agreement (the “Authorized Persons”). Any change in designation of Authorized Persons shall be provided by written notice, signed by an Authorized Person, and actually received and acknowledged by the Depositary. Any communication from the Depositary to the Escrow Agent that the Depositary deems to contain confidential, proprietary, and/or sensitive information shall be encrypted in accordance with the

13	Deposit Agreement (Class AA) (Spirit 2017-1 EETC)

Depositary’s internal procedures. The Escrow Agent acknowledges that these security procedures are commercially reasonable.

[Signature Pages Follow.]

14	Deposit Agreement (Class AA) (Spirit 2017-1 EETC)

IN WITNESS WHEREOF, the Escrow Agent and the Depositary have caused this Deposit Agreement (Class AA) to be duly executed as of the day and year first above written.

WILMINGTON TRUST COMPANY,
as Escrow Agent

By	/s/ Jacqueline Solone
Name: Jacqueline Solone
Title: Vice President

CITIBANK, N.A.,
as Depositary

By	/s/ Daniel Rothman
Name: Daniel Rothman
Title: Vice President

Signature Page

Deposit Agreement (Class AA) (Spirit 2017-1 EETC)

SCHEDULE I to

DEPOSIT AGREEMENT

SCHEDULE OF DEPOSITS

CLASS AA

Aircraft Type	Expected Reg. No.[1]	Current Scheduled Delivery Month	Deposit Amount	Account No.		Scheduled Principal Amortization Amount on 8/15/18
Airbus A320-200 (Early Delivery Aircraft)	N651NK	December 2017	$18,774,000.00	[	]	$510,000.00
Airbus A320-200 (Early Delivery Aircraft)	N652NK	December 2017	$18,774,000.00	[	]	$510,000.00
Airbus A320-200 (Early Delivery Aircraft)	N653NK	January 2018	$18,816,000.00	[	]	$511,140.94
Airbus A321-200 (Early Delivery Aircraft)	N683NK	February 2018	$22,924,000.00	[	]	$622,724.83
Airbus A321-200 (Early Delivery Aircraft)	N684NK	February 2018	$22,924,000.00	[	]	$622,724.83
Airbus A321-200 (Early Delivery Aircraft)	N685NK	February 2018	$22,924,000.00	[	]	$622,724.83
Airbus A321-200 (Early Delivery Aircraft)	N686NK	March 2018	$22,940,000.00	[	]	$623,181.21
Airbus A321-200 (Early Delivery Aircraft)	N687NK	March 2018	$22,940,000.00	[	]	$623,181.21
Airbus A320-200	N654NK	April 2018	$18,963,000.00	[	]	$0.00
Airbus A320-200	N655NK	August 2018	$19,005,000.00	[	]	$0.00
Airbus A320-200	N656NK	September 2018	$19,005,000.00	[	]	$0.00
Airbus A320-200	N690NK	October 2018	$19,110,000.00	[	]	$0.00

[1]	As may be substituted therefor in accordance with the Note Purchase Agreement.

Deposit Agreement (Class AA) (Spirit 2017-1 EETC)

EXHIBIT A to

DEPOSIT AGREEMENT

FORM OF NOTICE OF PURCHASE WITHDRAWAL

NOTICE OF PURCHASE WITHDRAWAL

Citibank, N.A., as Depositary

480 Washington Blvd., 18th Floor

Jersey City, NJ 07310

Attention: Marion O’Connor

Reference: Spirit Airlines 2017-1 EETC

Telephone: (201) 763-3055

E-mail: marion.oconnor@citi.com; cts.spag@citi.com

Ladies and Gentlemen:

Reference is made to the Deposit Agreement (Class AA) dated as of November 28, 2017 (the “Deposit Agreement”) between Wilmington Trust Company, as Escrow Agent, and Citibank, N.A., as Depositary (the “Depositary”).

In accordance with Section 2.3(a) of the Deposit Agreement, the undersigned hereby requests the withdrawal of the entire amount of the Deposit, $[            ], Account No. [            ].

The undersigned hereby directs the Depositary to pay the entire amount of the Deposit to [Spirit Airlines, Inc. (“Spirit”) at Wells Fargo Bank, N.A., ABA# [            ], Account No. [                ], Reference: Spirit Airlines 2017-1AA EETC (or to a designee of Spirit as notified by Spirit prior to the date of withdrawal specified herein)][the Pass Through Trustee at Wilmington Trust, National Association, Wilmington, Delaware ABA# [                ], Corporate Trust, Account No. [                ], Reference: Spirit Airlines 2017-1AA EETC, Attn: Jacqueline Solone]2 on [                ], 20        , upon the telephonic request of a representative of the Pass Through Trustee.

[2]	If any excess amounts that would need to be re-deposited pursuant to Section 2.4 of the Deposit Agreement and the applicable Funding Notice have been identified as of the date of this notice, the account to be specified here should be that of the Pass Through Trustee so that the Pass Through Trustee can re-deposit such excess amounts with the Depositary in accordance with Section 2.4 of the Deposit Agreement. If any such excess amounts are identified following delivery of this notice, a separate substantially similar notice may be sent specifying such account of the Pass Through Trustee. If there are no such excess amounts, the account number to be specified here should be that of Spirit.

Deposit Agreement (Class AA) (Spirit 2017-1 EETC)

WILMINGTON TRUST COMPANY,

    as Escrow Agent

By:
Name:
Title:

Dated: As of [                    , 20        ]

Deposit Agreement (Class AA) (Spirit 2017-1 EETC)

EXHIBIT B to

DEPOSIT AGREEMENT

FORM OF NOTICE OF FINAL WITHDRAWAL

NOTICE OF FINAL WITHDRAWAL

Citibank, N.A., as Depositary

480 Washington Blvd., 18th Floor

Jersey City, NJ 07310

Attention: Marion O’Connor

Reference: Spirit Airlines 2017-1 EETC

Telephone: (201) 763-3055

E-mail: marion.oconnor@citi.com; cts.spag@citi.com

Ladies and Gentlemen:

Reference is made to the Deposit Agreement (Class AA) dated as of November 28, 2017 (the “Deposit Agreement”) between Wilmington Trust Company, as Escrow Agent, and Citibank, N.A., as Depositary (the “Depositary”).

In accordance with Section 2.3(b)(i) of the Deposit Agreement, the undersigned hereby requests the withdrawal of (x) the entire amount of all of the remaining Deposits together with (y) all accrued and unpaid interest on such Deposits to but excluding [                    ], 20        .

The undersigned hereby directs the Depositary to pay the entire amount of such Deposits and accrued and unpaid interest thereon on [                    ], 20         to the Paying Agent at Wilmington Trust, National Association, Wilmington, Delaware, ABA # [                    ], Corporate Trust, Account No. [                ], Reference: Spirit Airlines 2017-1AA EETC, Attn: Jacqueline Solone.

WILMINGTON TRUST COMPANY,
as Escrow Agent

By:
Name:
Title:

Dated: As of [                              , 20        ]

Deposit Agreement (Class AA) (Spirit 2017-1 EETC)

EXHIBIT C to

DEPOSIT AGREEMENT

FORM OF NOTICE OF REPLACEMENT WITHDRAWAL

NOTICE OF REPLACEMENT WITHDRAWAL

Citibank, N.A., as Depositary

480 Washington Blvd., 18th Floor

Jersey City, NJ 07310

Attention: Marion O’Connor

Reference: Spirit Airlines 2017-1 EETC

Telephone: (201) 763-3055

E-mail: marion.oconnor@citi.com; cts.spag@citi.com

Ladies and Gentlemen:

Reference is made to the Deposit Agreement (Class AA) dated as of November 28, 2017 (the “Deposit Agreement”) between Wilmington Trust Company, as Escrow Agent, and Citibank, N.A., as Depositary (the “Depositary”).

In accordance with Section 2.3(b)(ii) of the Deposit Agreement, the undersigned hereby requests the withdrawal of the following: (x) with respect to all Deposits currently held by the Depositary, (1) the entire amount of such Deposits together with (2) all accrued and unpaid interest on such Deposits to but excluding [                    ], 20         and (y) with respect to all Deposits, if any, previously withdrawn pursuant to a Notice of Purchase Withdrawal, all accrued and unpaid interest on such Deposits to but excluding the date of the applicable Purchase Withdrawal.

The undersigned hereby directs the Depositary to pay on [                    ], 20         (i) the amount requested to be withdrawn pursuant to clause (x) above to [name and account details of the replacement depositary], Reference: Spirit Airlines 2017-1AA EETC; and (ii) the amount requested to be withdrawn pursuant to clause (y) above to the Paying Agent at Wilmington Trust, National Association, Wilmington, Delaware, ABA # [                ], Corporate Trust, Account No. [                ], Reference: Spirit Airlines 2017-1AA EETC, Attn: Jacqueline Solone.

WILMINGTON TRUST COMPANY,
as Escrow Agent

By:
Name:
Title:

Dated: As of [                                 , 20        ]

Deposit Agreement (Class AA) (Spirit 2017-1 EETC)

EXHIBIT D to

DEPOSIT AGREEMENT

FORM OF NOTICE OF EVENT OF LOSS WITHDRAWAL

NOTICE OF EVENT OF LOSS WITHDRAWAL

Citibank, N.A., as Depositary

480 Washington Blvd., 18th Floor

Jersey City, NJ 07310

Attention: Marion O’Connor

Reference: Spirit Airlines 2017-1 EETC

Telephone: (201) 763-3055

E-mail: marion.oconnor@citi.com; cts.spag@citi.com

Ladies and Gentlemen:

Reference is made to the Deposit Agreement (Class AA) dated as of November 28, 2017 (the “Deposit Agreement”) between Wilmington Trust Company, as Escrow Agent, and Citibank, N.A., as Depositary (the “Depositary”).

In accordance with Section 2.3(b)(iii) of the Deposit Agreement, the undersigned hereby requests the withdrawal of the entire amount of the Deposit, $[                ], Account No. [                    ], relating to the aircraft bearing U.S. registration number N[            ], together with the payment of all accrued and unpaid interest on such Deposit to but excluding [                    ], 20        .

The undersigned hereby directs the Depositary to pay the entire amount of such Deposit and accrued and unpaid interest thereon on [                    ], 20         to the Paying Agent at Wilmington Trust, National Association, Wilmington, Delaware, ABA # [                    ], Corporate Trust, Account No. [                    ], Reference: Spirit Airlines 2017-1AA EETC, Attn: Jacqueline Solone.

WILMINGTON TRUST COMPANY,
as Escrow Agent

By:
Name:
Title:

Dated: As of [                             , 20        ]

Deposit Agreement (Class AA) (Spirit 2017-1 EETC)